Consulting Group Capital Markets Funds
Certificate of Secretary

I, Paul F. Gallagher, Secretary of Consulting Group Capital Markets Funds (the “Trust”), hereby certify on behalf of the Trust as follows:

1.
Submitted herewith is a copy of the most recent received Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $2,500,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.
Attached hereto as Exhibit A, is a copy of resolutions approving the form and amount of the Bond, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust, at a Meeting of the Board of Trustees held on September 2, 2008.

3.	The premium with respect to the Bond has been paid for the period from September 15, 2008 to September 15, 2009.

/s/ PAUL F GALLAGHER
______________________________
Paul F. Gallagher
Secretary

Dated:  November 26, 2008

EXHIBIT A

CONSULTING GROUP CAPITAL MARKETS FUNDS
RESOLUTIONS

Adopted by
The Board of Trustees on
September 2, 2008

RESOLVED:
that it is the finding of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act (the “Independent Trustees”), that the final form of the insured fidelity bond written by ICI Mutual Insurance Company (the “Fidelity Bond”), effective September 15, 2008 through September 15, 2009, in the amount of $2,500,000, is reasonable in form and amount, after having given due consideration to all matters deemed relevant, including, but not limited to, the value of the aggregate assets of the Trust to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Trust’s Portfolios;

RESOLVED:	that the proposed premium of approximately $9,445.50 to be paid by the Trust be, and the same hereby is, approved;

RESOLVED:	that the Fidelity Bond be, and it hereby is, ratified and approved;

RESOLVED:
that the Secretary of the Trust or that officer’s designee file the Fidelity Bond with the U.S. Securities and Exchange Commission and give such notice with respect to the Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

RESOLVED:
that the appropriate officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Funds and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.